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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                  Interlott Reports First Quarter 2003 Results


CINCINNATI, MAY 9, 2003 -- INTERLOTT TECHNOLOGIES, INC. (AMEX: ILI) today reported that revenue for its first quarter ended March 31, 2003 was $11.7 million, up 5 percent from $11.1 million in the first quarter of 2002. Net income for the quarter was $337,000, or 5 cents per diluted share, compared with $522,000, or 8 cents per diluted share, a year ago. The decrease was due primarily to expenses related to the pending acquisition of the company by GTECH Holdings Corporation as well as to increased cost of revenues and higher selling general and administrative expenses.

"It is a testament to our business model that we are able to post our 33rd consecutive profitable quarter, despite an overall economic climate that is less than favorable," said David F. Nichols, president and chief executive officer. "The company entered 2003 with excellent momentum. We have followed the record performance of the fourth quarter with strong results driven by a constant order flow."

"Orders and renewals received since the beginning of the year include those from the lotteries in Texas, Rhode Island, Indiana and Ohio, as well as an international order from the University of Iceland Lottery. This, in addition to orders and contract extensions received in 2002, has resulted in solid top and bottom line results on an ongoing basis," commented Nichols.

Nichols highlighted the contracts from the University of Iceland Lottery and the Ohio Lottery. "In January, the University of Iceland Lottery became the first lottery jurisdiction worldwide to place an order for our new four-bin compact Instant Ticket Vending Machine (ITVM), which can be mounted on a wall or placed on a pedestal. In April, the Ohio Lottery became the first to award Interlott a contract on a percent-of-sales basis. Interlott will be responsible for replacing or upgrading at least 1,000 of the 1,500 ITVMs currently in use in Ohio and will work closely with the Lottery on ITVM deployment to maximize instant ticket revenue. Compensation from the Ohio Lottery will be based on the performance of those machines."

REVENUE GAIN DRIVEN BY HIGHER UNIT SALES
For the first quarter, revenue from the sale of ITVMs, Pull-tab/Break-open Ticket Vending Machines (PTVMs) and other units was $5.8 million compared with $4.8 million a year ago. Revenue from operating leases remained relatively stable at $4.5 million compared with $4.7 million. Other revenue, which includes service and maintenance contracts, was $1.5 million compared with $1.7 million.

Nichols noted that revenue from lease and service contracts is essential to the company's business model, as it provides a steady revenue stream to help counter inherent fluctuations in sales and shipments.

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"As of March 31, we had a total of 11,806 ITVMs, PTVMs and other units deployed under operating and sales type leases. In the aggregate, Interlott has sold or leased more than 31,000 ITVMs, PTVMs and other units under agreements with 29 domestic and 14 international lotteries and their licensees or contractors, as well as to both domestic and international vendors of prepaid telephone calling cards, up from approximately 27,500 a year ago," Nichols added.

Gross profit for the first quarter was relatively unchanged from a year ago at $3.2 million. Operating income was $1.3 million compared with $1.5 million due to a continued emphasis on research and development efforts as well as $496,000 of expenses related to the pending GTECH merger. Interest expense declined by $403,000 due to the retirement, in late 2002, of a $5 million subordinated term note related to the June 2001 acquisition of the assets of On-Point Technology Systems, Inc.

INTERLOTT TECHNOLOGIES TO BE ACQUIRED BY GTECH HOLDINGS
On March 17, 2003, Interlott announced that it had entered into an agreement to be acquired by GTECH Holdings Corporation (NYSE: GTK) for $9.00 per share. The transaction, which is subject to the approval of Interlott shareholders, regulatory approvals, and certain other closing conditions, is expected to be completed by late July 2003.

GTECH, a leading global information technology company with $1 billion in revenues and 4,300 people in 43 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. GTECH's core market is the lottery industry, with a growing presence in financial services transaction processing.

Interlott, the nation's leading manufacturer of ITVMs and other high-security vending products, has supplied ITVMs and PTVMs to 29 domestic and 14 international lottery jurisdictions. The company designs, manufactures, sells, leases and services dispensing machines for the lottery and telecommunications industries. Primary products include Instant Ticket Vending Machines (ITVMs) and Pull-tab/Break-open Ticket Vending Machines (PTVMs) for the lottery industry and Phone Card Dispensing Machines (PCDMs) for the telecommunications industry. Interlott's common stock is traded on the American Stock Exchange using the symbol ILI. For additional information, please contact Dennis Blazer, chief financial officer, 513-701-7000, or Bill Wherle, investor relations counsel, 513-564-0700.


Any forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, a limited number of customers, political and other uncertainties related to customer purchases, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.

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                          INTERLOTT TECHNOLOGIES, INC.

                         CONDENSED STATEMENTS OF INCOME

                   THREE MONTHS ENDED MARCH 31, 2003 AND 2002

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
                                                                THREE MONTHS ENDED

                                                                     MARCH 31,
                                                                   ------------

Revenues:                                         2003                 2002
                                              ------------         ------------

     Machine and parts sales                  $  5,761,709         $  4,775,682

     Machine leases                              4,455,556            4,657,720

     Other                                       1,464,758            1,708,780
                                              ------------         ------------

                                                11,682,022           11,142,182

Cost of revenues                                 8,494,328            7,935,561
                                              ------------         ------------

     Gross profit                                3,187,695            3,206,621

Operating expenses:

     Selling, general, and
     administrative expenses                     1,754,916            1,609,159


     Research and development costs                120,640               79,610
                                              ------------         ------------

        Total operating expenses                 1,875,556            1,688,769
                                              ------------         ------------
                                                 1,312,139            1,517,852
        Operating income

Other (expense) income

     Interest expense                             (270,649)            (673,727)

     Other                                        (496,469)              (2,606)
                                              ------------         ------------

                                                  (767,118)            (676,333)
                                              ------------         ------------

     Income before income taxes                    545,021              841,519

Income taxes                                       207,650              319,740
                                              ------------         ------------


     Net income                               $    337,371         $    521,779
                                              ============         ============

Basic and diluted net income per share
                                              $        .05         $        .08
                                              ============         ============
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